Exhibit 4.3

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

THE ISSUE PRICE OF THIS NOTE

IS $300,000.00 THE ORIGINAL

ISSUE DISCOUNT IS $150,000.00

Principal Amount: $300,000.00	Administrative Executed: April 30, 2026
Purchase Price: $150,000.00	Funding Date: April 10, 2026

PROMISSORY NOTE

FOR VALUE RECEIVED, NETCAPITAL INC., a Utah corporation (hereinafter called the “Maker”), hereby promises to pay to the order of Netcapital Systems LLC, or its registered assigns (the “Holder”) the sum of $300,000.00 together with any interest as set forth herein, on September 30, 2026 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof from the date hereof (the “Issue Date”) as set forth herein. This Note may be prepaid in whole or in part. Any amount of principal on this Note which is not paid when due shall bear interest at the rate of twenty percent (20%) per annum from the due date thereof until the same is paid. All payments due shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Maker by written notice made in accordance with the provisions of this Note.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of stockholders of the Maker and will not impose personal liability upon the holder thereof.

Interest shall accrue at an annual rate of eight percent (8%) (the “Interest Rate”) and shall be paid on the Maturity Date. Interest hereunder shall be paid as set forth herein to the Holder or its assignee in whose name this Note is registered on the records of the Company.

All cash payments due and payable on this Note shall be made directly by wire transfer of immediately available funds to an account designated by Holder to Maker in writing, or at such other bank or agency, or in such other manner, as Holder shall have designated by written notice to Maker.

If this Note is past due and is placed in the hands of an attorney for collection or enforcement or it is collected or enforced through any legal proceedings, then Maker shall pay to Holder all attorneys’ fees, costs and expenses incurred in connection therewith in addition to all other amounts due hereunder.

Maker (i) waives presentment and demand for payment, notices of nonpayment and dishonor, protest of dishonor and notice of protest; (ii) waives all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of the payment hereof or hereunder; (iii) waives any and all lack of diligence and delays in enforcement of the payment hereof; and (iv) consents to any and all extensions of time, renewals, waivers or modifications which may be granted by the Holder with respect to the payment or other provisions hereof.

Maker may prepay this Note in whole or in part without the prior consent of Holder and without penalty or premium.

The obligations of Maker hereunder are absolute and unconditional and are not subject to any advances, offsets or counterclaims which Maker, its successors or assigns, or any subsidiary or affiliate of any of them, may now or hereafter have against the Holder.

Maker agrees that in any litigation arising out of or relating to this Note, it will waive trial by jury and not impose any setoff or counterclaim of any nature or description, and Maker shall be absolutely and unconditionally liable hereunder.

This Note shall be binding upon any successor to Maker.

Maker agrees that this Note and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws and decisions of the State of Delaware, without reference to the principles of conflicts of laws.

IN WITNESS WHEREOF, the Maker has signed this Note as of the day and year first above written.

NETCAPITAL INC.

By:	/s/ Todd Violette
Name:	Todd Violette
Title:	Chief Executive Officer
Executed pursuant to Board Resolution acceptance of terms April 10, 2026, authorizing this transaction and directing execution by the CEO as of today